Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President — Investor Relations	Vice President — Communications
(630) 743-5180	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

DOVER ANNOUNCES DISTRIBUTION OF SHARES OF APERGY TO

SHAREHOLDERS

•	Apergy to begin trading today as an independent company

•	Dover will receive one-time payment of $700 million

Downers Grove, Ill, May 9, 2018 — Dover (NYSE: DOV) announced today that effective at 12:01 a.m. ET today, Dover shareholders were distributed one share of Apergy Corporation (“Apergy”) common stock for every two shares of Dover common stock they held as of 5:00 p.m. ET on April 30, 2018, the record date. Dover did not issue fractional shares of Apergy’s common stock in the distribution. Fractional shares that Dover shareholders would otherwise have been entitled to receive were aggregated and will be sold on the open market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those shareholders who would otherwise have been entitled to receive fractional shares. Dover will receive a one-time cash payment of $700 million from Apergy in connection with the completion of the spin-off.

As of today, Apergy is an independent public company and will begin “regular-way” trading on the New York Stock Exchange under the symbol “APY.”

About Dover:

Dover is a diversified global manufacturer with annual revenue of approximately $7 billion. We deliver innovative equipment and components, specialty systems, consumable supplies, software and digital solutions, and support services through three operating segments: Engineered Systems, Fluids and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at dovercorporation.com.